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                                 Exhibit 99.1

 First Amendment to Amended and Restated 1996 Non-qualified Stock Option Plan


                           FIRST AMENDMENT TO THE
                         APPLIED DIGITAL ACCESS, INC.
                            AMENDED AND RESTATED
                     1996 NON-QUALIFIED STOCK OPTION PLAN


     The Board of Directors of Applied Digital Access, Inc. ("Corporation") make this First Amendment to the Corporation's Amended and Restated 1996 Non-qualified Stock Option Plan (the "Plan") pursuant to Article Three,
Section V of the Plan.

     1. The first paragraph of Article One, Section V of the Plan is amended and restated in its entirety to read as follows:

          V.   STOCK SUBJECT TO THE PLAN

               Shares of the Corporation's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 1,450,000 shares, subject to adjustment from time to time in accordance with the provisions of this Section V.


     2. Except as specifically modified herein, the Plan as previously adopted remains in full force and effect.